Exhibit 99.1

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE
Colonial Properties Trust Reports Results for Fourth Quarter 2008
BIRMINGHAM, Ala., February 3, 2009 — Colonial Properties Trust (NYSE: CLP), announced its results for the fourth quarter 2008 and for the year ended 2008.
For the fourth quarter 2008, the company reported a net loss to common shareholders of $(107.2) million, or $(2.24) per diluted share, compared with net income available to common shareholders of $3.2 million, or $0.06 per diluted share, for the same period in 2007. Results for the fourth quarter include a non-cash impairment charge of $116.9 million, or $2.05 per diluted share, related to certain of the company’s for-sale residential properties, land held for future development and one retail development property (see below for further discussion), $5.2 million of gains from the repurchase of unsecured senior notes, the write-off of $3.4 million of abandoned pursuit costs, $1.7 million of casualty losses as a result of fire damage at four apartment communities, $1.0 million of severance charges related to a reduction in personnel and a $1.4 million tax indemnity payment.
For the year ended December 31, 2008, the company reported a net loss to common shareholders of $(55.4) million, or $(1.17) per diluted share, compared with net income available to common shareholders of $342.1 million, or $7.28 per diluted share, for the year ended December 31, 2007. Results for 2008 include the $116.9 million non-cash impairment charge recorded in the fourth quarter noted above, $16.0 million of gains from the repurchase of unsecured senior notes, $49.9 million of gains from the disposition of assets, and the write-off of $4.4 million of abandoned pursuit costs during 2008. Results for 2007 include a gain recognized from the office and retail joint venture transactions that occurred in the second quarter 2007, partially offset by the impairment charges recorded in the third quarter 2007 and the joint venture transaction-related and other charges recorded in the second and fourth quarters 2007.
Funds from Operations (FFO), a widely accepted measure of REIT performance, for the fourth quarter 2008 was $(92.0) million, or $(1.62) per diluted share, compared with $35.4 million, or $0.62 per diluted share, in the same period a year ago. Excluding the impairment noted above, the company’s FFO for the fourth quarter 2008 would have been $24.9 million, or $0.44 per diluted share. FFO for the year ended December 31, 2008 was $0.03 per diluted share, or $1.6 million, compared with $1.76 per diluted share, or $101.2 million, for the same period in 2007. Excluding the non-cash impairment charge noted above, the company’s FFO for 2008 would have been $2.08 per diluted share, or $118.5 million.
Operating FFO, which the company defines as FFO before transaction income (i.e. development gains, land/outparcel gains, and bond/preferred stock repurchase gains/losses), for the fourth quarter 2008 was $(98.6) million, or $(1.73) per diluted share, compared with $25.4 million, or $0.44 per diluted share, in the same period a year ago. Operating FFO for the year ended December 31, 2008 totaled $(0.38) per diluted share, or $(21.6) million, compared with $1.42 per diluted share, or $81.3 million, for the same period in 2007. Excluding the non-cash impairment charge noted above, Operating FFO for the fourth quarter 2008 would have been $18.3 million, or $0.32 per diluted share, and $95.3 million, or $1.67 per diluted share, for the year ended December 31, 2008.
A reconciliation of net income (loss) available to common shareholders to FFO and to Operating FFO, as well as the definitions and statements of purpose, is included in the financial tables accompanying this press release.
Highlights for 2008
•	Achieved multifamily same-property net operating income (NOI) growth of 2.7 percent

•	Ended the year with multifamily same-property physical occupancy of 94.3 percent

•	Completed the disposition of $202.4 million in operating assets

•	Recognized $4.5 million, or $0.08 per diluted share, in net income and FFO per share from the disposition of development and for-sale residential assets

•	Recognized $2.9 million, or $0.05 per diluted share, in net income and FFO per share from sales of land and outparcels

•	Recognized net gains of $16.0 million, or $0.28 per diluted share, in net income and FFO per share from repurchases of $195.0 million of outstanding unsecured senior notes

•	Reduced development activity; costs to complete developments are anticipated to be $30.0 million to $40.0 million
“The balance sheet and liquidity will be our top priority in 2009. We are reducing overhead, postponing any new development and focusing on operations,” stated Thomas H. Lowder, Chairman and Chief Executive Officer. “The outlook for 2009 remains very challenging. Continued job losses and the weakening economy are pressuring demand. These times call for intensive property management, excellent customer service and fiscal discipline. We have experienced difficult cycles before, and I am confident the steps we are taking today will position us to prosper and grow again when the economy recovers.”
Multifamily Operating Performance
NOI for the fourth quarter 2008 increased 0.1 percent over the fourth quarter 2007, for the 26,543 apartment homes included in the consolidated same-property results. Multifamily same-property revenues increased 0.6 percent and expenses increased 1.3 percent compared with the fourth quarter 2007. Income from our previously announced bulk cable program during the fourth quarter accounted for $1.8 million, which represents an increase of $0.6 million as compared to the fourth quarter 2007. For the full-year 2008, same-property NOI increased 2.7 percent over the year ended December 31, 2007. On a sequential basis, fourth quarter 2008 same-property NOI increased 4.7 percent compared with the third quarter 2008, with revenues decreasing 1.3 percent and expenses decreasing 9.9 percent compared with the prior quarter.
Same-property physical occupancy as of December 31, 2008 was 94.3 percent, as compared to 96.1 percent at December 31, 2007. The acceleration of job losses in the second half of 2008 continues to impact the overall physical occupancy.

A reconciliation of NOI to income from continuing operations, as well as definitions and the statements of purpose, is included in the financial tables accompanying this press release.
Impairment and Other Charges
Since last fall, the credit markets and the economy as a whole have significantly deteriorated, causing the company to re-evaluate its operating strategy as it relates to its for-sale residential and development activities. As a result, the company decided to accelerate plans to dispose of its for-sale residential assets, land held for future mixed-use and for-sale residential developments and postpone any new development activities. During the fourth quarter, the company recorded an impairment charge of $116.9 million, or $2.05 per diluted share. Of this total, $61.4 million is attributable to certain of our completed for-sale residential properties and condominium conversions, $36.2 million is attributable to land held for future mixed-use and for-sale residential developments, and $19.3 million is attributable to the retail development Colonial Promenade Nor du Lac. The impairment charge was calculated as the difference between the estimated fair value of each property and the company’s current book value and the estimated costs to complete. No income tax benefit was recognized in connection with the impairment charge. As a result of the decision to postpone any new developments in the near term, the company will not be capitalizing interest associated with potential future developments and for-sale residential land that are currently held on the company’s balance sheet, on a going forward basis. The impairment charge does not affect the company’s continued compliance with its financial or debt covenants.
After giving effect to the impairment charge, the net book value associated with the company’s completed for-sale residential properties and condominium conversions is $72.3 million and the for-sale residential and mixed-use land held for future development has a net book value of $102.3 million at December 31, 2008. No assurances can be given that additional impairment charges will not be necessary in connection with our for-sale and development activities, particularly given the uncertainties surrounding the economic outlook.
Further, as a result of the decision not to move forward with any new development activities, during the fourth quarter 2008, the company wrote-off an additional $3.4 million, or $0.06 per diluted share of development pursuit costs. The company has reduced its development staff and other overhead personnel as a result of these strategic decisions. During the fourth quarter 2008, the company recorded charges of approximately $1.0 million as a result of the previously announced plan to downsize personnel in light of market conditions. The company will continue reviewing its staffing levels and will make additional adjustments if warranted.
Development Activity
The company had 1,042 apartment homes under construction at the end of the fourth quarter 2008, with an additional $17.8 million expected to be spent to complete the developments. The company’s current multifamily development pipeline includes three wholly-owned communities.
The company had two active retail projects (Colonial Promenade Tannehill and Colonial Pinnacle Turkey Creek III) totaling 0.5 million square feet under construction at the end of the fourth quarter 2008, with an additional $6.9 million expected to be spent to complete the developments.

As a result of the current market conditions, the company is reviewing various alternatives for the development of Colonial Promenade Nor du Lac, and has reclassified the amount spent to date from an active development to a future development. As noted above, the company recorded an impairment charge in the fourth quarter 2008 related to the development of this property. The estimated fair value of this asset was calculated based upon the company’s intent to sell this property upon stabilization, current assumptions regarding rental rates, costs to complete, lease-up, holding period and the estimated sales price. As the revised plan for this development is finalized, additional details will be provided.
For-Sale Residential Development
The company has completed construction of five condominium/townhouse projects comprised of 409 units, of which 225 units have been sold and 23 units are currently under contract. As of December 31, 2008, the net book value of the remaining condominium/townhouse units is $54.4 million, which is classified as held for sale on the company’s balance sheet.
Included in the results above, during the fourth quarter, the company closed eight condominium units at its Metropolitan mixed-use project located in Charlotte, NC. There are 58 units remaining at the Metropolitan project, of which 14 are currently under contract.
Financing Activity
On January 28, 2009, the company locked an all-in interest rate of 6.07% on a 10-year, $259 million credit facility originated by PNC ARCS LLC that is expected to be repurchased by Fannie Mae (NYSE:FNM) and posted a deposit equal to 2 percent of the loan amount (subject to forfeiture in certain circumstances if the company does not complete the financing transaction). The credit facility will be collateralized by 15 multifamily properties and is expected to close in February 2009, but the closing remains subject to the negotiation of final documentation and the satisfaction of all closing conditions (i.e., customary closing conditions applicable to Fannie Mae financing transactions). The proceeds are expected to be used to pay down outstanding borrowings on the company’s unsecured line of credit and would provide additional liquidity that can be used toward completion of the company’s remaining ongoing developments, as well as provide additional funding for the company’s unsecured bond repurchase program.
In addition to the Fannie Mae facility, the company is continuing negotiations with Fannie Mae and Freddie Mac to provide additional secured financing of up to an additional $250 million, which is expected to close late in the first quarter or early in the second quarter of 2009. However, no assurance can be given that the company will be able to consummate these additional financing arrangements. Any proceeds received from these financing transactions would be used to provide additional liquidity for the company’s unsecured bond repurchase program and will provide adequate liquidity for the company’s debt maturities through 2010.

Disposition Activity
On January 30, 2009, the company completed the sale of Colonial Promenade Fultondale, a 369,000-square-foot shopping center located in Birmingham, AL, for sale proceeds of $29.9 million, which represents a market cap rate of 8.56 percent. As part of the transaction, the company provided seller financing of $16.9 million for a term of 5 years at an interest rate of 5.6 percent. The net proceeds were used to reduce the amount outstanding on the company’s unsecured line of credit. As a result of the sale of this asset, the company expects to record a gain of approximately $0.07 to $0.08 per diluted share, in net income and FFO in the first quarter 2009.
Repurchase of Debt and Preferred Securities
During the fourth quarter of 2008, the company repurchased $55.5 million of outstanding unsecured senior notes of Colonial Realty Limited Partnership under the company’s previously announced $500 million repurchase program at an average 9.8 percent discount to par value, which represents a 10.4 percent yield to maturity. Of the amount repurchased in the fourth quarter, $48.2 million was part of the unsecured senior notes that are scheduled to mature in February 2010. For the year, the company repurchased $195.0 million of outstanding unsecured senior notes at an average 9.1 percent discount to par which represents an average yield to maturity of 8.5 percent. As a result of the unsecured debt repurchases, the company recognized net gains of $5.2 million, or $0.09 per diluted share, in EPS and FFO, for the fourth quarter 2008, bringing the total recognized net gains from this program for 2008 to $16.0 million, or $0.28 per diluted share.
Quarterly Dividend on Common Shares
On January 30, 2009, the Board of Trustees approved a cash dividend of $0.25 per common share, payable February 17, 2009, to shareholders of record as of February 09, 2009, representing an ex-dividend date of February 5, 2009.
The company intends to continue to declare quarterly distributions on its common shares. For common dividends to be paid, beginning in May 2009, it is the intention of the Board of Trustees to pay the company’s common dividend in a combination of common shares and cash, with the common share portion to be a substantial percent. This dividend policy will improve the company’s liquidity position and further enhance its ability to take advantage of opportunities and protect against uncertainties in the capital markets. However, the company reserves the right to pay the dividend entirely in cash.

2009 EPS and FFO per Share Guidance
The company initiated its guidance range for the full-year 2009 for EPS and FFO per share with certain assumptions and timing of certain transactions. That guidance is set forth and reconciled below:

Full-Year
2009 Range
Low – High
Diluted EPS	$(0.15) - $0.10
Plus: Real Estate Depreciation & Amortization	1.50 - 1.50
Less: Gain on Sale of Operating Properties	(0.00) - (0.10)

Total Diluted FFO per share	$1.35 - $1.50

Less: Transaction Income
Gain on Sale of Development Properties and Land	(0.07) - (0.10)
Gain on Bond or Preferred Stock Repurchases	(0.15) - (0.20)

Operating FFO per share	$1.13 - $1.20

Following are current assumptions reflected in the company’s full-year 2009 guidance:

•	Multifamily same-property net operating income: decline of 3.0 to 5.0 percent.
•	Revenue: Flat to negative 1.0 percent

•	Expense: Growth of 5.0 to 6.0 percent
•	Development spending of $30 million to $40 million, which represents the completion of projects currently under construction. No new developments are planned.

•	No capitalization of interest or overhead on land held for future development.

•	Commercial development and for-sale residential property dispositions of $50 million to $150 million.

•	New secured financings totaling up to $500 million.

•	Corporate G&A expenses of $18 million to $20 million.

•	Gains from repurchases of unsecured bond and/or preferred shares: $0.15 to $0.20 per diluted share.
The company’s guidance range reflects the existence of volatile economic conditions, and is based on a number of assumptions, many of which are outside the company’s control and all of which are subject to change. The company’s guidance may change if actual results vary from these assumptions.
For additional details regarding the company’s disposition and investment activities, see the company’s Supplemental Financial Highlights available on the company’s website at www.colonialprop.com.

Conference Call and Supplemental Materials
The company will hold its quarterly conference call Tuesday, February 3, 2009, at 1:00 p.m. Central Time. The call will include a review of the company’s fourth quarter performance and a discussion of the company’s strategy and expectations for the future.
To participate, please dial 1-866-454-3510. As with previous calls, a replay will be available for seven days by dialing 1-800-642-1687; the conference ID is 78499126. Access to the live call and a replay will also be available through the company’s website at www.colonialprop.com under “Investor Services: General Information: Presentations.”
Colonial Properties Trust produces a supplemental information package that provides detailed information regarding operating performance, investing activities and the company’s overall financial position. For a copy of Colonial Properties’ detailed Supplemental Financial Highlights, please visit the company’s website at www.colonialprop.com under the “Investor Services: Financial Information and Filings” tab, or contact Jerry Brewer in Investor Relations at 1-800-645-3917.
Colonial Properties Trust is a multifamily real estate investment trust (REIT) that creates additional value for its shareholders by managing commercial assets through joint venture investments and pursuing development opportunities. As of December 31, 2008, the company owned or managed 35,504 apartment units, 16.5 million square feet of office space and 8.9 million square feet of retail shopping space located in key Sunbelt states from Virginia to Nevada. Headquartered in Birmingham, Ala., Colonial Properties is listed on the New York Stock Exchange under the symbol CLP and is included in the S&P SmallCap 600 Index. For more information, please visit the company’s website at www.colonialprop.com.
Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures in this press release and in its Supplemental Financial Highlights available on the Company’s website. The non-GAAP financial measures include FFO, Operating FFO, and net operating income. The definitions of these non-GAAP financial measures are summarized below and in the Supplemental Financial Highlights. The company believes that these measures are helpful to investors in measuring financial performance and comparing such performance to other REITs.
Funds from Operations — FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), means income (loss) before minority interest (determined in accordance with GAAP), excluding gains (losses) from debt restructuring and sales of depreciated property, plus real estate depreciation and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing the Company’s performance. The company believes that FFO is useful to investors because it provides an additional indicator of the company’s financial and operating performance. This is because, by excluding the effect of real estate depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the company’s industry.

The company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.
Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial, improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. In addition to company management evaluating the operating performance of its reportable segments based on FFO results, management uses FFO and FFO per share, along with other measures, to assess performance in connection with evaluating and granting incentive compensation to key employees.
Operating FFO — The Company also uses operating funds from operations (“Operating FFO”) as an operating measure. The Company defines Operating FFO as FFO excluding gains on the sale of land and development properties and gains on the repurchase of bonds and preferred shares. The Company believes Operating FFO is an important supplemental measure because it provides a measure of operating performance. While land and development gains or the repurchase of debt/preferred shares are components of our current business plan, the timing and amount of these transactions can vary significantly between periods. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to Operating FFO.
Property Net Operating Income — The company uses property NOI, including same store NOI, as an operating measure. NOI is defined as total property revenues, including unconsolidated partnerships and joint ventures, less total property operating expenses (such items as repairs and maintenance, payroll, utilities, property taxes, insurance and advertising). The company believes that in order to facilitate a clear understanding of its operating results, NOI should be examined in conjunction with net income as presented in the company’s consolidated financial statements. The company also believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses. This measure is particularly useful, in the opinion of the company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the company believes that NOI is a widely accepted measure of comparative operating performance in the real estate investment community. The company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI. In addition to company management evaluating the operating performance of its reportable segments based on NOI results, management uses NOI, along with other measures, to assess performance in connection with evaluating and granting incentive compensation to key employees.
The Company’s method of calculating FFO, Operating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Neither FFO,

Operating FFO nor NOI should be considered (1) as an alternative to net income (determined in accordance with GAAP), (2) as an indicator of financial performance, (3) as cash flow from operating activities (determined in accordance with GAAP) or (4) as a measure of liquidity nor is it indicative of sufficient cash flow to fund all of the company’s needs, including the company’s ability to make distributions.
Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Estimates of future earnings are, by definition, and certain other statements in this press release, including statements regarding the company’s ability to successfully complete the proposed Fannie Mae financing transaction and other contemplated Fannie Mae and Freddie Mac financing transactions, the expected impairment charge for the fourth quarter 2008 and the inability to predict the timing and/or amount of any additional impairment charges and the company’s ability to complete additional senior note or preferred share repurchases on favorable terms may constitute, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance, achievements or transactions to be materially different from the results, performance, achievements or transactions expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, real estate conditions and markets; increased exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry; performance of affiliates or companies in which we have made investments; changes in operating costs; higher than expected construction costs; risks of development or conversion of for-sale projects; legislative or regulatory decisions; our ability to continue to maintain our status as a REIT for federal income tax purposes; the effect of any rating agency action on the cost and availability of new debt financings; level and volatility of interest rates or capital market conditions; effect of any terrorist activity or other heightened geopolitical crisis; or other factors affecting the real estate industry generally.
Except as otherwise required by the federal securities laws, the company assumes no responsibility to update the information in this press release.
The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company’s results.

CONTACT:	Colonial Properties Trust Jerry A. Brewer, Executive Vice President, Finance, 1-800-645-3917

COLONIAL PROPERTIES TRUST
Financial Statements
Fourth Quarter 2008
BALANCE SHEET

	As of	As of
($ in 000s)	12/31/2008	12/31/2007
ASSETS
Real Estate Assets
Operating Properties	$2,897,779	$2,431,082
Undeveloped Land & Construction in Progress	380,676	531,410

Total Real Estate, before Depreciation	3,278,455	2,962,492

Less: Accumulated Depreciation	(406,444)	(290,134)
Real Estate Assets Held for Sale, net	102,699	253,641

Net Real Estate Assets	2,974,710	2,925,999

Cash and Equivalents	9,185	93,033
Restricted Cash	29,766	10,005
Accounts Receivable, net	18,713	25,534
Notes Receivable	2,946	30,756
Prepaid Expenses	5,332	8,845
Deferred Debt and Lease Costs	16,783	15,636
Investment in Unconsolidated Subsidiaries	46,221	69,682
Other Assets	46,630	50,340

Total Assets	$3,150,286	$3,229,830

LIABILITIES
Long-Term Liabilities
Unsecured Credit Facility	$311,630	$39,316
Notes and Mortgages Payable	1,450,389	1,575,921
Mortgages Payable Related to Real Estate Assets Held for Sale	—	26,602

Total Long-Term Liabilities	1,762,019	1,641,839

Other Liabilities	115,810	127,663

Total Liabilities	1,877,829	1,769,502

MINORITY INTEREST & EQUITY

Limited Partners’ Interest in Consolidated Partnership	1,943	2,439

Preferred Shares and Units, at Liquidation Value
Series B 7 1/4%, Preferred Units	100,000	100,000
Series D 8 1/8%, Preferred Shares	100,281	125,000

Total Preferred Shares and Units, at Liquidation Value	200,281	225,000

Common Equity, including Minority Interest in Operating Partnership	1,070,233	1,232,889

Total Equity, including Minority Interest	1,272,457	1,460,328

Total Liabilities and Equity	$3,150,286	$3,229,830

SHARES & UNITS OUTSTANDING, END OF PERIOD

	As of	As of
(shares and units in 000s)	12/31/2008	12/31/2007
Basic
Shares	48,546	47,216
Operating Partnership Units (OP Units)	8,861	10,053

Total Shares & OP Units	57,407	57,269
4Q08
NYSE: CLP

COLONIAL PROPERTIES TRUST
Financial Statements
Fourth Quarter 2008
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
($ in 000s, except per share data)	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Revenue
Minimum Rent	$71,215	$67,000	$276,551	$321,211
Tenant Recoveries	871	793	3,737	11,397
Other Property Related Revenue	9,217	7,970	35,404	32,531
Construction Revenues	1,035	6,441	10,137	38,448
Other Non-Property Related Revenue	2,891	5,308	18,629	19,352

Total Revenue	85,229	87,512	344,458	422,939

Operating Expenses
Operating Expenses:
Property Operating Expenses	21,558	19,379	84,929	93,056
Taxes, Licenses and Insurance	9,175	8,876	38,806	44,221

Total Property Operating Expenses	30,733	28,255	123,735	137,277

Construction Expenses	1,027	5,400	9,530	34,546
Property Management Expenses	2,024	2,728	8,426	12,178
General and Administrative Expenses	5,763	6,195	23,326	25,650
Management Fee and Other Expenses	2,852	4,716	15,316	15,673
Restructuring Charges	1,028	1,489	1,028	3,019
Investment and Development (1)	3,401	717	4,358	1,516
Depreciation	31,164	22,556	102,237	109,570
Amortization	810	849	3,275	10,582
Impairment and Other Losses (2)(3)	116,550	—	116,550	44,129

Total Operating Expenses	195,352	72,905	407,781	394,140

Income (Loss) from Operations	(110,123)	14,607	(63,323)	28,799

Other Income (Expense)
Interest Expense & Debt Cost Amortization	(19,128)	(18,123)	(75,153)	(92,475)
Gain (Loss) on Retirement of Debt	5,235	—	15,951	(10,363)
Interest Income	166	1,184	2,776	8,359
Income (Loss) from Partially-Owned Investments	(980)	(402)	12,516	11,207
Gain on Sale of Property, net of income taxes of $225 (Q4) and $2,557 (YE) 2008 and $5,161 (Q4) and $6,548 (YE) 2007	1,759	10,204	3,799	314,217
Income Taxes and Other	(147)	97	616	16,088

Total Other Income (Expense)	(13,095)	(7,040)	(39,495)	247,033

Income (Loss) before Minority Interest & Discontinued Operations	(123,218)	7,567	(102,818)	275,832

Minority Interest
Minority Interest of Limited Partners	2	(1,581)	15	(1,335)
Minority Interest in CRLP — Preferred	(1,799)	(1,813)	(7,251)	(7,250)
Minority Interest in CRLP — Common	20,232	(551)	20,015	7,825

Total Minority Interest	18,435	(3,945)	12,779	(760)

Income (Loss) from Continuing Operations	(104,783)	3,622	(90,039)	275,072

Discontinued Operations
Income (loss) from Discontinued Operations (2)(3)	(957)	2,504	6,243	11,523
Gain on Disposal of Discontinued Operations, net of income taxes of $0 (Q4) and $40 (YE) 2008 and $60 (Q4) and $1,839 (YE) 2007	628	(110)	46,052	91,218
Minority Interest in CRLP — Common	69	(454)	(8,790)	(17,923)
Minority Interest of Limited Partners	(108)	164	(95)	(3,989)

Income (Loss) from Discontinued Operations	(368)	2,104	43,410	80,829

Net Income (Loss)	(105,151)	5,726	(46,629)	355,901

Dividends to Preferred Shareholders	(2,069)	(2,539)	(8,773)	(13,439)
Preferred Share Issuance Costs, Net of Discount	—	—	(27)	(360)

Net Income (Loss) Available to Common Shareholders	$(107,220)	$3,187	$(55,429)	$342,102

Earnings (Loss) per Share — Basic
Continuing Operations	$(2.23)	$0.02	$(2.09)	$5.64
Discontinued Operations	(0.01)	0.05	0.92	1.74

EPS — Basic	$(2.24)	$0.07	$(1.17)	$7.38

Earnings (Loss) per Share — Diluted
Continuing Operations	$(2.23)	$0.02	$(2.09)	$5.56
Discontinued Operations	(0.01)	0.04	0.92	1.72

EPS — Diluted	$(2.24)	$0.06	$(1.17)	$7.28

(1)	Reflects costs incurred related to abandoned pursuits. Abandoned pursuits are volatile and therefore may vary between periods.

(2)	For the three and twelve months ended December 31, 2008, the Company recorded a $116.9 million non-cash impairment charge related to the Company’s for-sale residential business and certain development projects. The Company did not record an income tax benefit in the current period related to this non-cash impairment charge. Of the $116.9 million, $114.9 million is recorded in continuing operations and $2.0 million is recorded in discontinued operations. Additionally, there was $1.7 million in continuing operations for casualty losses recorded as a result of fire damage at four multifamily apartment communities.

(3)	During the twelve months ended December 31, 2007, the Company recorded a $43.3 million non-cash impairment charge ($26.8 million net of income tax) related to the Company’s for-sale residential business. Additionally, in continuing operations, there was $0.8 million recorded as a result of fire damage at two multifamily apartment communities. The Company also recorded a $2.5 million non-cash impairment charge (included in discontinued operations) related to a retail asset that was subsequently sold.
4Q08
NYSE: CLP

COLONIAL PROPERTIES TRUST
Financial Statements
Fourth Quarter 2008
FOURTH QUARTER FUNDS FROM OPERATIONS (FFO) RECONCILIATION

	Three Months Ended		Twelve Months Ended
($ in 000s, except per share data)	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Net Income (Loss) Available to Common Shareholders	$(107,220)	$3,187	$(55,429)	$342,102
Minority Interest in CRLP (Operating Ptr Unitholders)	(20,301)	1,005	(11,225)	10,098
Minority Interest in Gain/(Loss) on Sale of Undepreciated Property	—	1,590	—	1,340

Total	(127,521)	5,782	(66,654)	353,540

Adjustments — Consolidated Properties
Depreciation — Real Estate	30,621	22,772	101,035	112,475
Amortization — Real Estate	239	385	1,272	9,608
Remove: Gain/(Loss) on Sale of Property, net of Income Tax and Minority Interest	(2,387)	(10,251)	(49,851)	(401,420)
Include: Gain/(Loss) on Sale of Undepreciated Property, net of Income Tax and Minority Interest	1,359	10,052	7,335	20,240

Total Adjustments — Consolidated	29,832	22,958	59,791	(259,097)

Adjustments — Unconsolidated Properties
Depreciation — Real Estate	4,179	4,806	18,744	16,563
Amortization — Real Estate	1,908	2,296	8,699	7,481
Remove: Gain/(Loss) on Sale of Property	(395)	(397)	(18,943)	(17,296)

Total Adjustments — Unconsolidated	5,692	6,705	8,500	6,748

Funds from Operations (1)(2)(3)	$(91,997)	$35,445	$1,637	$101,191

FFO per Share (1)(2)(3)
Basic	$(1.62)	$0.62	$0.03	$1.78
Diluted	$(1.62)	$0.62	$0.03	$1.76

Operating FFO:
Funds from Operations (1)(2)(3)	$(91,997)	$35,445	$1,637	$101,191
Less: Transaction Income
- Development and Land (Gains) Losses	(1,359)	(10,052)	(7,335)	(20,240)
- Bond / Preferred Repurchase (Gains) Losses	(5,235)	—	(15,924)	360

Operating FFO	$(98,591)	$25,393	$(21,622)	$81,311

Operating FFO per Share
Basic	$(1.73)	$0.45	$(0.38)	$1.43
Diluted	$(1.73)	$0.44	$(0.38)	$1.42

(1)	FFO for the three and twelve months ended December 31, 2008 includes a $116.9 million non-cash impairment charge related to the Company’s for-sale residential business and certain development projects, which is equivalent to $2.05 per share per period. The Company did not record an income tax benefit in the current period related to this non-cash impairment charge. This charge is not added back to net income (loss) for the respective periods when calculating FFO.

(2)	FFO for the twelve months ended December 31, 2007 includes a $43.3 million ($26.8 million, net of income taxes) non-cash impairment charge related to the Company’s for-sale residential business, which is equivalent to $0.47 per share (net of income taxes) per period. This charge is not added back to net income (loss) for the respective periods when calculating FFO.

(3)	FFO for the twelve months ended December 31, 2007 includes an $18.2 million, or $0.32 per share, impact from items recorded during the three months ended June 30, 2008 related to the Company’s strategic transactions that occurred in the second quarter of 2007. The transaction related and other charges are comprised of the following: 1) prepayment penalties on the retirement of debt of $29.2 million, offset by the write-off of $16.4 million of the mark-to-market intangibles and debt costs on the associated debt repaid, 2) severance charges of $1.5 million, 3) a $1.4 million charge resulting from the initiation of the Company’s defined benefit pension plan termination, and 4) an impairment charge of $2.5 million related to the sale of one of the non-core retail assets. These charges are not added back to net income for the respective period when calculating FFO.
FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), means income (loss) before minority interest (determined in accordance with GAAP), excluding gains (losses) from debt restructuring and sales of depreciated property, plus real estate depreciation and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing the Company’s performance. The Company believes that FFO is useful to investors because it provides an additional indicator of the Company’s financial and operating performance. This is because, by excluding the effect of real estate depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the Company’s industry.
The Company defines Operating FFO as FFO excluding gains on the sale of land and development properties and gains on the repurchase of bonds and preferred shares. The Company believes Operating FFO is an important supplemental measure because it provides a measure of operating performance. While land and development gains or the repurchase of debt/preferred shares are components of our current business plan, the timing and amount of these transactions can vary significantly between periods.
The Company’s method of calculating FFO and Operating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Neither FFO nor Operating FFO should be considered (1) as an alternative to net income (determined in accordance with GAAP), (2) as an indicator of financial performance, (3) as cash flow from operating activities (determined in accordance with GAAP) or (4) as a measure of liquidity nor is it indicative of sufficient cash flow to fund all of our needs, including our ability to make distributions.
FOURTH QUARTER SHARES AND UNITS OUTSTANDING, WEIGHTED

	Three Months Ended		Twelve Months Ended
(shares and units in 000s)	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Basic
Shares	47,796	46,656	47,231	46,356
Operating Partnership Units (OP Units)	9,157	10,193	9,673	10,367

Total Shares & OP Units	56,953	56,849	56,904	56,723

Dilutive Common Share Equivalents	—	424	—	653

Diluted (1)
Shares	47,796	47,080	47,231	47,009
Total Shares & OP Units	56,953	57,273	56,904	57,376

Notes:

(1)	For periods where the Company reported a net loss from continuing operations (after preferred dividends), the effect of dilutive shares has been excluded from per share computations as including such shares would be anti-dilutive.
4Q08
NYSE: CLP

COLONIAL PROPERTIES TRUST
Corporate Reconciliations
($ in 000s, except per share data)
RECONCILIATION OF REVENUES

	Three Months Ended		Twelve Months Ended
	4Q08	4Q07	4Q08	4Q07
Divisional Total Revenues
Multifamily — Same-Property	$65,350	$64,988	$262,598	$257,019
Multifamily — Non Same-Property	11,940	12,191	51,969	50,924
Office	13,737	14,444	57,265	98,735
Retail	10,380	10,893	36,843	70,664

Total Divisional Revenues	101,407	102,516	408,675	477,342

Less: Unconsolidated Revenues — Mfam	(2,120)	(2,470)	(8,605)	(10,287)
Less: Unconsolidated Revenues — Off	(11,337)	(13,127)	(49,687)	(41,392)
Less: Unconsolidated Revenues — Rtl	(5,046)	(5,877)	(20,132)	(19,028)
Discontinued Operations	(1,601)	(5,279)	(14,559)	(41,496)
Construction Revenues	1,035	6,441	10,137	38,448
Unallocated Corporate Revenues	2,891	5,308	18,629	19,352

Cons. Rev, adj -’08 Disc Ops	85,229	87,512	344,458	422,939

Add: Add’l Disc Ops Rev, post filing	—	(5,016)	—	(21,422)

Total Consol. Rev, per 10-Q / K	$85,229	$82,496	$344,458	$401,517

RECONCILIATION OF EXPENSES

	4Q08	4Q07	4Q08	4Q07
Divisional Total Expenses
Multifamily — Same-Property	$24,352	$24,030	$100,986	$99,609
Multifamily — Non Same-Property	5,844	5,778	25,326	25,384
Office	5,886	6,060	22,397	36,239
Retail	2,598	3,112	10,890	21,926

Total Divisional Expenses	38,680	38,980	159,599	183,158

Less: Unconsolidated Expenses — Mfam	(1,005)	(1,176)	(4,384)	(5,323)
Less: Unconsolidated Expenses — Off	(5,059)	(5,496)	(20,174)	(17,222)
Less: Unconsolidated Expenses — Rtl	(1,305)	(1,892)	(5,748)	(5,986)
Discontinued Operations (1)	(2,603)	(2,161)	(7,583)	(19,850)
Impairment — Discontinuted Operations (1)	2,025	—	2,025	2,500

Total Property Operating Expenses	30,733	28,255	123,735	137,277
Construction Expenses	1,027	5,400	9,530	34,546
Property Management Expenses	2,024	2,728	8,426	12,178
General & Administrative Expenses	5,763	6,195	23,326	25,650
Management Fee and Other Expenses	2,852	4,716	15,316	15,673
Impairment and Other Losses — Continuing Operations (2)(3)	116,550	—	116,550	44,129
Restructure Charges	1,028	1,489	1,028	3,019
Investment and Development (4)	3,401	717	4,358	1,516
Depreciation	31,164	22,556	102,237	109,570
Amortization	810	849	3,275	10,582

Cons. Exp, adj -’08 Disc Ops	195,352	72,905	407,781	394,140

Add: Add’l Disc Ops Exp, post filing	—	(2,993)	—	(15,788)

Total Consol. Exp, per 10-Q / K	$195,352	$69,912	$407,781	$378,352

RECONCILIATION OF NOI

	4Q08	4Q07	4Q08	4Q07
Divisional Total NOI

Multifamily — Same-Property	$40,998	$40,958	$161,612	$157,410
Multifamily — Non Same-Property	6,096	6,413	26,643	25,540
Office	7,851	8,384	34,868	62,496
Retail	7,782	7,781	25,953	48,738

Total Divisional NOI	62,727	63,536	249,076	294,184

Less: Unconsolidated NOI — Mfam	(1,115)	(1,294)	(4,221)	(4,964)
Less: Unconsolidated NOI — Off	(6,278)	(7,631)	(29,513)	(24,170)
Less: Unconsolidated NOI — Rtl	(3,741)	(3,985)	(14,384)	(13,042)
Discontinued Operations (1)	1,002	(3,118)	(6,976)	(21,646)
Impairment — Discontinuted Operations (1)	(2,025)	—	(2,025)	(2,500)
Impairment and Other Losses — Continuing Operations (2)(3)	(116,550)	—	(116,550)	(44,129)
Unallocated Corporate Revenues	2,891	5,308	18,629	19,352
Construction NOI	8	1,041	607	3,902
Property Management Expenses	(2,024)	(2,728)	(8,426)	(12,178)
General & Administrative Expenses	(5,763)	(6,195)	(23,326)	(25,650)
Management Fee and Other Expenses	(2,852)	(4,716)	(15,316)	(15,673)
Restructure Charges	(1,028)	(1,489)	(1,028)	(3,019)
Investment and Development (4)	(3,401)	(717)	(4,358)	(1,516)
Depreciation	(31,164)	(22,556)	(102,237)	(109,570)
Amortization	(810)	(849)	(3,275)	(10,582)

Income (Loss) from Operations	(110,123)	14,607	(63,323)	28,799
Total Other Income (Expense)	(13,095)	(7,040)	(39,495)	247,033

Income (Loss) from Contin’g Ops (5)	(123,218)	7,567	(102,818)	275,832

Disc Ops	—	(2,023)	—	(5,634)
07 & 08 Disc Ops Other Inc(Exp)	—	618	—	3,399

Inc (Loss) from Cont (5), per 10-Q / K	$(123,218)	$6,162	$(102,818)	$273,597

Notes:

(1)	The non-cash impairment charge recorded during the three and twelve months ended December 31, 2008, is related to two of the Company’s condominium conversion properties. The non-cash impairment charge recorded during the twelve months ended December 31, 2007 includes $2.5 million for a retail asset that has been sold.

(2)	For the three and twelve months ended December 31, 2008, the Company recorded a $114.9 million non-cash impairment charge related to the Company’s for-sale residential business and certain development projects. The Company did not record an income tax benefit in the current period related to this non-cash impairment charge. Additionally, there was $1.7 million in casualty losses recorded as a result of fire damage at four multifamily apartment communities.

(3)	During the twelve months ended December 31, 2007, the Company recorded a $43.3 million non-cash impairment charge ($26.8 million net of income tax) related to the Company’s for-sale residential business. Additionally, there was $0.8 million recorded as a result of fire damage at two multifamily apartment communities.

(4)	Reflects costs incurred related to abandoned pursuits. Abandoned pursuits are volatile and therefore may vary between periods.

(5)	Income from Continuing Operations before extraordinary items, minority interest and discontinued operations. Adjustments for additional discontinued operations have restated prior periods in accordance with FAS 144.
4Q08
NYSE: CLP